Exhibit 21.1
Subsidiaries of Ebix, Inc.:
Ebix.com, International, Inc., a Delaware corporation
Ebix International, LLC, a Delaware limited liability company
Ebix BPO Division - San Diego, a California corporation
Jenquest, Inc., a California corporation
FACTS Services Inc., a Florida corporation
E-Z Data, Acquisition Sub, LLC, a California limited liability company
Peak Performance Solutions, Inc., a Delaware limited liability company
ADAM, Inc., a Georgia corporation
Agency Solutions.com, LLC (d.b.a. HealthConnect Systems), a Delaware limited liability company
Benefit Software, Incorporated, a California corporation
PlanetSoft Holdings, Inc., a Delaware corporation
Ebix Software India Private Limited
Ebix Software India SEZ, Private Limited
Premier Ebix Exchange Software Private Ltd.
Ebix Australia Pty,. Ltd.
Ebix Australia (VIC) Pty. Ltd.
Ebix Exchange-Australia PTY LTD
Ebix New Zealand
Ebix New Zealand Holdings
Ebix Singapore PTE LTD
Ebix Latin America, LLC, a Georgia limited liability company
EIH Holdings AB, a Swedish business corporation
EIH Holdings KB, a Swedish business partnership
Ebix Asia Holdings Inc., a Mauritius business corporation.
USIX Technology, S.A.., a Brazilian corporation
MCN Technology & Consulting, Ltda., a Brazilian limited liability company.
9260-9288 Quebec, Inc., a Quebec, Canada corporation
TriSystems, Ltd., a private limited company incorporated in England and Wales
Qatarlyst Limited, a company incorporated in the United Kingdom